UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Carreker Corporation

(Name of Registrant as Specified In Its Charter)

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     On January 2, 2007, Carreker Corporation (the “Company” or “Carreker”) announced that it entered into an Agreement and Plan of Merger, dated as of December 29, 2006, with CheckFree Corporation (“CheckFree”) and CFA Software Corporation, a wholly-owned subsidiary of CheckFree. Set forth below is a communication distributed to all employees of the Company.
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To Carreker Employees:
On Friday, March 30, the stockholders of Carreker Corporation will vote on the proposed merger of Carreker with a subsidiary of CheckFree Corporation pursuant to which Carreker would become a wholly-owned subsidiary of CheckFree and all Common Stock of Carreker would be converted into the right to receive $8.05 per share in cash, without interest. Subject to such stockholder approval and the satisfaction or waiver of all other conditions to the closing of the merger transaction, it is anticipated that the closing will occur and the merger will become effective on Monday, April 2nd. Following the closing of the merger, Carreker will no longer exist as an independent public company, and its shares will no longer be quoted on Nasdaq or publicly traded.
As reported to you previously, stock options and unvested restricted stock will receive the following treatment if and when the merger becomes effective:
Stock Options
All outstanding stock options shall become fully vested and exercisable and will then terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of Carreker Common Stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $8.05 over the exercise price per share for such option.
No stock option that has an exercise price per share that is equal to or greater than $8.05 shall be entitled to any payment at or after the effective time of the merger.
Unvested Restricted Stock
The restrictions on each share of unvested restricted stock will lapse and each such share of our restricted stock will be converted into the right to receive $8.05 in cash, without interest and less applicable tax withholding.
As also previously reported, Carreker employees who hold “in the money” stock options and unvested restricted stock will receive the foregoing payments through the Carreker payroll system. We anticipate there will be a special payroll distribution of these funds on or about April 6. These distributions will be made in the same manner as your normal payroll payments, either by check or direct deposit as you have selected. Such payments will be subject to withholding for federal tax purposes at a rate of 25%, plus all other applicable taxes such as state income, FICA and Medicare taxes. Additionally, if your direct deposit is allocated to more than one bank account, this disbursement will follow the same allocation.
Other Carreker Stock Holdings
You may be a holder of Carreker stock in one or more other ways, including (a) shares which you purchased in the open market, (b) shares which were previously restricted but have been released to you in certificate form, (c) shares which were previously restricted but released into your E*Trade retail account or (d) shares formerly in certificate form which have been deposited with a broker (E*Trade or other brokerage firm) to be held in “street name”. The form of payment for such Carreker stock will depend on whether you are a registered holder (i.e. the shares are held in your own name and Carreker stock certificate(s) have been issued to you, whether or not such certificates are in your possession or deposited with a broker or other advisor) or you hold you stock in “street name” in a brokerage account, such as an E*Trade retail account.
Registered Stockholders
Shortly after the merger is completed, each registered Carreker stockholder will be mailed a Letter of Transmittal by CheckFree with instructions on how to complete the form and send in your stock certificates to the Paying Agent (Mellon Investor Services LLC) in order to receive the merger consideration of $8.05 per share. If you are a registered stockholder, please wait to receive this Letter of Transmittal and use this means to exchange stock certificates for the applicable cash payment. Once the properly completed Letter of Transmittal and stock certificate(s) are received by Mellon, payment by check should be expected in approximately 10 business days.
Lost Certificates
Any registered stockholder who believes their Carreker stock certificates have been lost, stolen or destroyed will be able to report to Mellon such loss and will be eligible to receive replacement certificate(s) upon satisfaction of the applicable requirements. Such requirements may include the completion of an affidavit, posting of a bond and payment of any applicable fee to Mellon. Detailed instructions regarding lost certificates will be included with the Letter of Transmittal from Mellon Investor Services. Replacement certificates may then be submitted for payment as set forth above.
Brokerage Accounts
Holders of Carreker stock in “street name” in brokerage accounts (including E*Trade retail accounts) will receive cash payments from Mellon directly into such accounts. Your broker will electronically submit your Carreker stock holdings in exchange for such payments, which are expected to flow into these accounts on the business day following the closing of the Merger. If you have any questions about your individual brokerage account holdings, please contact your broker.
Additional Information and Where to Find It
In connection with the proposed Merger, on February 9, 2007 the Company filed a proxy statement concerning the Merger with the Securities and Exchange Commission (“SEC”). The proxy statement has been mailed to the Company’s stockholders of record. STOCKHOLDERS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders and security holders of the Company may obtain free copies of the proxy statement by contacting Carreker Investor Relations through the Company website at www.carreker.com, or by mail at Carreker Investor Relations, 4055 Valley View Lane, #1000, Dallas, Texas 75244, or by telephone at (972) 458-1981. In addition, documents filed with the SEC by the Company are available free of charge at the SEC’s website at http://www.sec.gov.